Exhibit 99.1 Nigerian Order Press Release

Chembio Receives Purchase Order From Nigeria for 200,000 HIV 1/2 STAT-PAK(TM) Rapid Tests

MEDFORD, N.Y. - June 26, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has received an order from the procurement agent on behalf of the United States Centers for Disease Control office in Nigeria for 200,000 HIV 1/2 STAT-PAK(TM) rapid tests which are to be used for voluntary counseling and testing programs in that country. The Company plans to ship most of this order this quarter. The United States President’s Emergency Plan for Aids Relief (PEPFAR) is funding the purchase. PEPFAR is a five year $15 billion global initiative to combat the HIV/AIDS epidemic.

The Nigerian Ministry of Health has designated Chembio’s HIV 1/2 STAT-PAK(TM) as a screening test in four out of the eight testing protocols that comprise Nigeria’s Interim National Testing Algorithm. Nigeria is initially implementing a “parallel testing algorithm”, and as such uses two screening tests from different manufacturers on each patient tested.

Avi Pelossof, Vice President of Sales, Marketing and Business Development of Chembio Diagnostics, Inc. commented, “This is the first significant order from Nigeria since our tests were selected in Nigeria. We believe Nigeria’s demand for HIV rapid tests will increase significantly in order to meet treatment goals under PEPFAR.”

Nigeria is Africa’s most populous country with an estimated 135 million residents of which approximately 3.6 million Nigerians are estimated to be HIV-infected. Only a small percentage of those estimated to be HIV-infected are aware of their status, and only 28,500 are currently receiving anti-retroviral (ARV) treatment, according to a recent report to Congress by PEPFAR. PEPFAR’s goal is for 350,000 Nigerians to receive anti-retroviral treatment by 2008. Because rapid HIV tests allow patients to be screened and confirmed at the point of care, and referred for treatment where appropriate, they will help Nigeria meet its treatment goals. In addition to the PEPFAR targets, the Nigerian National AIDS Control Administration (NACA) is aiming to put 250,000 additional people on anti-retroviral viral treatment as soon as possible.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid diagnostic tests for various infectious diseases. Chembio is participating in the frontlines of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio’s rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective. The Company has received approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid test PMAs. The approved PMAs allow Chembio to market its rapid HIV tests to clinical laboratories and hospitals in the United States. The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: James Carbonara
The Investor Relations Group 212-825-3210